EXHIBIT 23.2

Harry B. Sands, Lobosky & Co. P.O. Box N-624 Nassau, The Bahamas

28 March 2001
Steiner Leisure Limited Suite 104A, Saffrey Square, Nassau, The Bahamas

Dear Sirs:
RE: Form Annual Report on Form 10-K

We hereby consent to the use of our name in the Annual Report on Form 10-K of Steiner Leisure Limited for the year ended December 31, 2000 under the caption "Risk Factors-We are not a United States Company, and as a Result, there are Special Risks."

Yours faithfully, HARRY B. SANDS, LOBOSKY & COMPANY /s/ ARTHUR SELIGMAN Arthur Seligman